Exhibit 99.1

Pope Resources Announces New Revolving Line of Credit

POULSBO, Wash.--(BUSINESS WIRE)--Pope Resources (NasdaqGSM:POPE) announced today that it has entered into a new $40 million revolving line of credit with Northwest Farm Credit Services, PCA that closed on July 31, 2008. This is an unsecured line of credit that expires in August 2011 with variable rates dependent on factors set forth by the loan agreement. At closing there were no amounts outstanding under the new agreement.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 400,000 acres of timberland and development property in Washington and Oregon. In addition, we provide forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT:
Pope Resources
VP & CFO
Tom Ringo, 360-697-6626
Fax, 360-697-1156